AEI Fund Management XXI, Inc.
1300 Minnesota World Trade Center
30 East Seventh Street
St. Paul, Minnesota 55101

Gentlemen:

     We have acted as your counsel in connection with the proposed public offering of up to 24,000 limited liability company units in AEI Income & Growth Fund 23 LLC (the "Company"). In such capacity we have examined the Registration Statement on Form SB-2 being filed with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"), the Preliminary Prospectus included in the Registration Statement (the "Prospectus"), the Operating Agreement included in the Registration Statement as Exhibit A, and such other additional instruments and documents as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the capacity of each party executing a document to so execute such document.

     Our opinion is based upon the facts described in the Registration Statement and upon facts as they have been represented to us by you or have been determined by us as of this date. Any alteration of such facts may adversely affect our opinion.

     Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change prospectively and retroactively. An opinion of counsel is predicated upon all of the facts and conditions set forth in the opinion and is based upon counsel's analysis of the statutes, regulatory interpretations and case law in effect as of the date of the opinion. It is not a guaranty of the current status of the law and should not be accepted as a guaranty that a court of law or an administrative agency will concur in the opinion. In issuing our opinion, which is more fully contained in the Prospectus in the section "Income Tax Aspects," we have followed the relevant professional standards, including American Bar Association Formal Opinion 346 (Revised), January 29, 1982, which direct a lawyer in issuing a tax shelter opinion to consider all material tax issues and to address fully and fairly in any offering materials all such issues that involve the reasonable possibility of a challenge by the Internal Revenue Service. We have also been guided by Treasury Department Circular 230, which governs lawyers practicing before the Treasury Department.

     Based upon the foregoing:

     (i) we hereby confirm the specific opinions attributed to us in the section of the Prospectus entitled "Income Tax
          Aspects," and

    (ii) we hereby confirm that it is our opinion that the material tax benefits, in the aggregate, that are a significant feature of an investment in the Company are more likely than not to be realized as contemplated in the "Income Tax Aspects" section of the Prospectus, subject to the qualifications stated therein.

     This opinion of counsel is based solely upon the facts set forth herein and in the Prospectus. To the extent that any facts contained in the Prospectus or in this opinion prove not to be true it is possible that the conclusion in this opinion might be changed.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the captions "Legal Opinions" and "Experts" in the Prospectus.

Dated:  October 30, 1998

                                  Very truly yours,



                                  DORSEY & WHITNEY LLP